SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.


SCHEDULE 13G



(Under the Securities Exchange Act of 1934)
(Amendment No. 1)*


					CONTINENTAL HOMES HOLDING CORP
- ------------------------------
(Name of Issuer)


				COMMON STOCK
- ---------------------------------
(Title of Class of Securities)


		21148C10
- -----------------------
(Cusip Number)


Check the following box if a fee is being paid with this statement
[   ].  (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of more than five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)


[Continued on the following page(s)]
Page 1 of 4 Pages


CUSIP No.	21148C10					Page 2 of 4 Pages
- ----------------------------------------------------------------
1.	Name of reporting person
 S.S. or I.R.S. identification no. of above person

	Wellington Management Company
	04-2683227
- ----------------------------------------------------------------
2.	Check the appropriate box if a member of a group*
(a)(   )
		(b)(   )
- ----------------------------------------------------------------
3.	SEC use only

- ----------------------------------------------------------------
4.	Citizenship or place of organization
	Massachusetts

- ----------------------------------------------------------------
							5.	Sole Voting Power
								0
	Number of				-----------------------------
		shares				6.	Shared Voting Power
	beneficially
	owned by						34,042
	each					-----------------------------
		Reporting				7.	Sole Dispositive Power
	person
	with						0
							-----------------------------
8.	Shared Dispositive Power
								867,478
- ---------------------------------------------------------------
9.	Aggregate amount beneficially owned by each reporting person

		867,478
- ----------------------------------------------------------------
10.	Check box if the aggregate amount in row (9) includes certain shares*

- ----------------------------------------------------------------
11.	Percent of class represented by amount in row 9
	12.15%
- ----------------------------------------------------------------
12.	Type of Reporting person*
			IA	HC


Page 3 of 4 Pages 								Cusip #:	21148C10
SCHEDULE 13G

ITEM 1(A):  NAME OF ISSUER:

	CONTINENTAL HOMES HOLDING CORP

1(B):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

	7001 North Scottsdale Road
	Suite 2050
	Scottsdale, AZ  85253

ITEM 2(A):  NAME OF PERSON FILING:

	Wellington Management Company ("WMC")

ITEM 2(B):  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

	75 State Street
	Boston, Massachusetts  02109

ITEM 2(C):  CITIZENSHIP:

	See Item 4 of Cover Page

ITEM 2(D):  TITLE OF CLASS OF SECURITIES:

	See Cover Page

ITEM 2(E):  CUSIP NUMBER:

		21148C10

ITEM 3:  TYPE OF REPORTING PERSON:

		See Item 12 of Cover Page

ITEM 4:  OWNERSHIP:

(a)	AMOUNT BENEFICIALLY OWNED:  WMC, in its capacity as investment
adviser, may be deemed the beneficial owner of 	867,478 shares of
common stock of the Issuer which are owned by numerous investment counselling clients.

(b)	PERCENT OF CLASS:  		12.15%

(c)	For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of Cover Page.


Page 4 of 4 Pages								Cusip #:	21148C10

ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:


ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Shares as to which this Schedule is filed are owned by a variety of investment advisory clients of the person filing this Schedule, which clients receive dividends and the proceeds from the sale of such shares. No such client is known to have such interest with respect to more than five percent of the class except as follows:

	Vanguard/Windsor

ITEM 7:  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
		ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
		COMPANY:

Wellington Trust Company, N.A. (BK)

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9:  NOTICE OF DISSOLUTION OF GROUP:

		Not Applicable

ITEM 10:  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

		Date:-----------  	JANUARY 24, 1995
		Signature: --//Leslie A. Meinhart//
		Name/Title:  LESLIE A. MEINHART
				Senior Regulatory Analyst